AEROFLEX HOLDING CORP.

2013 PERFORMANCE BONUS PLAN

Section 1. Purpose. The purpose of the Aeroflex Holding Corp. 2013 Performance Bonus Plan (the “Plan”) is to advance the interests of Aeroflex Holding Corp. (the “Company”) by rewarding selected employees of the Company and its subsidiaries for their contributions to the Company’s financial success and thereby motivate them to continue to make such contributions in the future by granting performance-based Awards (as hereinafter defined).

Section 2. Definitions. For purposes of the Plan, the following terms will have the meanings defined below, unless the context clearly requires a different meaning:

(a) “Affiliate” means, with respect to any Person, any other person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Applicable Employee Remuneration” has the meaning given to such term in Section 162(m)(4) of the Code.

(c) “Award” means a cash bonus opportunity under the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation Committee (or a subcommittee thereof) of the Board.

(g) “Covered Employee” has the same meaning given to such term in Section 162(m)(3) of the Code; provided, however, that a person will be considered a Covered Employee for purposes of this Plan only if such employee's Applicable Employee Remuneration for the relevant Fiscal Year is expected to exceed $1,000,000.

(h) “Fiscal Year” means the period beginning on July 1 and ending on June 30 or such other period that the Company may hereafter adopt as its fiscal year.

(i) “Participant” means the executive officers of the Company, any officer of the Company whose employment agreement refers to the Plan for the determination of an annual Award thereunder, and any other employee of the Company or any Affiliate selected by the Committee to participate in the Plan.

(j) “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.

(k) “Performance Criterion or Criteria” shall have the meaning set forth in Section 4(b) of the Plan.

(l) “Performance Period” means each Fiscal Year after the Effective Date.

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Section 3. Administration of Plan. The Committee shall administer the Plan and is authorized to interpret the Plan and from time to time to adopt such rules, regulations and guidelines consistent with the provisions of the Plan as it may deem advisable to carry out the Plan, except that the Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Committee. Additionally, the Committee shall have the power, from time to time, to: (i) select the employees of the Company and its Affiliates who will participate in the Plan in accordance with Section 4(a); (ii) determine the terms and conditions of each Award, provided that such terms are in accordance with the Plan and not inconsistent with any employment or other agreement then extant; (iii) establish specific performance goals with respect to the Performance Criterion or Criteria for any Performance Period in accordance with Section 4 and certify whether and the extent to which such goals have been satisfied; and (iv) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award. All decisions made by the Committee shall be made in the Committee’s sole and absolute discretion and shall be final and binding on the Participants and all other Persons.

Section 4. Awards.

(a) Eligibility. Each executive officer of the Company and any other officer whose employment agreement refers to the Plan for the determination of an annual Award thereunder shall be entitled to participate in the Plan for each fiscal year. Additionally, the Committee may, in its discretion, select other officers and employees of the Company to participate in the Plan in any Fiscal Year.

(b) Performance Levels or Goals. Within 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m)), the Committee shall establish and recommend to the Board for approval the three specific levels or goals of the selected Performance Criterion or Criteria, i.e., a Threshold, Target and Maximum goal or level that must be satisfied in order for an Award to become payable upon, respectively, the partial, full or over-achievement of the selected Performance Criterion or Criteria. Such performance objectives will be based upon the following criterion or criteria (the “Performance Criterion or Criteria”), as determined by the Committee for the Performance Period (subject to further adjustment in accordance with Section 4(d), below):

(i) the attainment of certain target levels of, or a specified percentage increase in, revenues (including, without limitation, specified subsets or measures of revenue, such as “net sales”, “net income” or “pro forma net income”);

(ii) the attainment of certain target levels of, or a specified percentage increase in, earnings before interest, taxes, depreciation and amortization (“EBITDA”), subject to such adjustments or modifications as may be appropriate, to reflect various types of accounting adjustments that historically and otherwise have been or are approved by the Compensation Committee;

(iii) the attainment of certain target levels of, or a specified percentage increase in, operating income; or

(iv) the attainment (whether expressed as an actual amount or as a percentage) of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in all or a portion of controllable items or expenditures.

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(c) Bonus Levels upon Achievement of Performance Criterion. The bonus opportunity awarded to each Participant will be set by the Committee; provided however, the bonus payable upon achievement of threshold, target or maximum levels of the selected Performance Criterion or Criteria will, in the aggregate, be no less than:

Executive Level	Attainment of Threshold Performance	Attainment of Target Performance	Attainment of Maximum Performance
Chief Executive Officer	50% of Base Salary	100% of Base Salary	150% of Base Salary
Executive Vice Presidents	50% of Base Salary	100% of Base Salary	150% of Base Salary
Senior Executive Officers	33 1/3% of Base Salary	66 2/3% of Base Salary	100% of Base Salary
Other Officers	33 1/3% of Base Salary	54% of Base Salary	75% of Base Salary
Other Participants	Committee Discretion

Amounts payable as an Award under the Plan based on the achievement of the Performance Criterion or Criteria selected shall be determined by interpolation if the actual performance attained is either between (X) the Threshold Performance level or goal and the Target Performance level or goal for such Performance Criterion or (Y) the Target Performance level or goal and the Maximum Performance level or goal for such Performance Criterion.

(d) Adjustments to Performance Goals. The Committee will, as appropriate, equitably redetermine the threshold, target and maximum for each Performance Criterion in the event of a divestiture or acquisition or the occurrence of an extraordinary, unforseen circumstance of consequence during the Performance Period; provided, however, that no such adjustment may be made unless such adjustment would be permissible under Section 162(m) of the Code.

(e) Maximum Award Amount Payable. The maximum amount payable hereunder to any single Participant with respect to any particular Performance Period will not exceed $3,000,000.

(f) Payment Conditioned on Continued Employment. Unless otherwise provided by the Committee or as may be required pursuant to the terms of an employment or other agreement between the Company and a Participant, no Participant will be entitled to any payment hereunder with respect to any particular Performance Period unless such Participant has remained continuously employed by the Company or its Affiliates through the last day of that Performance Period.

(g) Committee Discretion to Increase Awards. At any time prior to the payment of an Award, the Committee may, in its sole discretion, increase any amount payable to a Participant who the Committee has determined, prior to the payment of the Award, is not a Covered Employee and who would not become a Covered Employee as a result of any such increase.

Section 5. Payment. No Award shall be payable except upon written certification by the Committee that the selected Performance Criteria have been satisfied to a particular extent, provided that no such written certification shall be required if the Participant is not a Covered Employee as determined by the Committee prior to the payment of an Award. Payment hereunder will be made as soon as practicable after such certification, but in no event later than March 15th following the end of the Performance Period to which the Award relates.

Section 6. General Provisions

(a) Amendment. The Board or the Committee may at any time amend the Plan; provided, however, that no such amendment shall be effective without approval by the shareholders of the Company to the extent such approval is necessary to continue to qualify the amounts payable hereunder to Participants as “qualified performance-based compensation” under Section 162(m) of the Code and provided further that no such amendment to the Plan shall in any way impair the rights of a Participant pursuant to an Award without such Participant’s consent.

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(b) Non-Assignment of Awards. The Participant shall not be permitted to sell, transfer, pledge or assign any amount payable pursuant to the Plan or an Award, provided that the right to payment of an Award earned hereunder may pass by will or the laws of descent and distribution.

(c) Continued Employment. Neither the adoption of the Plan nor the execution of any document in connection with the Plan will confer upon any employee of the Company or an Affiliate any right to continued employment with the Company or such Affiliate.

(d) Withholding. The Company shall have the right to deduct any Federal, foreign, state or local taxes required by law to be withheld from any payments made under the Plan.

(e) Governing Law. The Plan and all Awards granted hereunder will be governed by and construed in accordance with the laws and judicial decisions of the State of New York, without regard to the application of the principles of conflicts of laws.

(f) Headings. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(g) Effective Date. The Plan shall be effective as of July 1, 2014 (the “Effective Date”), provided that the stockholders of the Company (the “Stockholders”) approve the plan prior to such date. If such approval is not obtained, then the Plan shall not be effective and shall be void ab initio.

(h) Reapproval by Stockholders. To the extent required under Section 162(m) of the Code and the regulations thereunder, (i) any change to the material terms of the Performance Criteria shall be disclosed to and approved by the Stockholders at the next annual meeting of Stockholders to be held following such change, and (ii) the material terms of the Performance Criteria shall be disclosed to and reapproved by the Stockholders no later than the annual meeting of Stockholders that occurs in the fifth year following the year in which Stockholders last approved the Performance Criteria.

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